NOTICE OF CHANGE OF NAME FOR
MS&AD INSURANCE GROUP HOLDINGS, INC.
(FORMERLY KNOWN AS "MITSUI SUMITOMO INSURANCE
GROUP HOLDINGS, INC.")

TO ALL HOLDERS AND BENEFICIAL OWNERS FROM TIME TO TIME OF AMERICAN DEPOSITARY SHARES ("ADSs") OF MS&AD INSURANCE GROUP HOLDINGS, INC. (FORMERLY KNOWN AS " MITSUI SUMITOMO INSURANCE GROUP HOLDINGS, INC."),

COMPANY:	MS&AD Insurance Group Holdings, Inc. (formerly known as "Mitsui Sumitomo Insurance Group Holdings, Inc."), a company organized and existing under the laws of Japan.
DEPOSITARY:	CITIBANK, N.A.
DEPOSITED SECURITIES:	Common Shares of the Company (the "Shares").
ADS OLD CUSIP NO:	60684V108
ADS NEW CUSIP NO:	553491 101
ADS SYMBOL:	MSIGY
ADS RATIO:	One-half (1/2) of One Common Share to One (1) ADS.
EFFECTIVE DATE:	April 1, 2010

The Depositary hereby notifies all Holders of ADSs that the Company's name will, as of the Effective Date, change to "MS&AD Insurance Group Holdings, Inc.".

Holders of ADSs are not required to take any action in connection with the name change and no new ADSs will be issued to such Holders.

In addition, please note that the ADRs issued prior to the date hereof, which do not reflect the new name, do not need to be exchanged for new ADRs and may remain outstanding until such time the Holder(s) of such ADRs choose(s) to surrender them for any reason.

If you have any questions regarding the above, please contact Citibank, N.A. at 1-877-248-4237.

CITIBANK, N.A.,
as Depositary

March 19, 2010